Exhibit 99(k)(1)

NORTHSTAR REAL ESTATE CAPITAL INCOME MASTER FUND

FORM OF DISTRIBUTION SUPPORT AGREEMENT

WHEREAS, this Distribution Support Agreement (this “Agreement”), dated       , 201   , is entered into by and among NorthStar Real Estate Capital Income Master Fund (the “Master Fund”) and NorthStar Realty Finance Corp. (“NorthStar Realty”); and

WHEREAS, the Master Fund is part of a “master-feeder” structure through which the Master Fund sells its shares only to (i) the feeder funds (each, a “Fund”) and (ii) the providers of its seed capital investments (including NorthStar Realty pursuant to this Agreement); and

WHEREAS, the Master Fund is a non-diversified, closed-end management investment company that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund will register for public issuance and sale (the “Offering”) of common shares of beneficial interest, pursuant to a registration statement on Form N-2 under the Securities Act of 1933, as amended (as may be amended from time to time, each, a “Registration Statement”); and

WHEREAS, the Registration Statement contains the prospectus for the Offering (as may be amended or supplemented from time to time, the “Prospectus”); and

WHEREAS, subject to the discretion of the Master Fund’s board of directors (the “Board”) and applicable legal restrictions, the Master Fund intends to declare cash distributions on a monthly basis and pay such distributions to the Master Fund's shareholders (the “Shareholders”) on a quarterly basis (“Master Fund Ordinary Distributions”) beginning no later than the first calendar quarter after the month in which the Fund commences operations; and

WHEREAS, NorthStar Realty has agreed to purchase up to an aggregate of $8,000,000 in shares of the Master Fund ("Shares") in accordance with the terms set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Definitions. The following terms, when used herein, shall have the following meanings:

“1940 Act” has the meaning set forth in the recitals.

“Advisor” means NSAM B-NRECF Ltd, the Master Fund’s advisor, or any Affiliated successor.

“Advisors” means the Advisor and the Co-Advisor.

“Affiliate” means with respect to any Person: (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 5% or more of the outstanding voting securities of such other Person; (b) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any officer, director, partner, copartner or employee of such other Person; (e) if such other Person is an investment company under the 1940 Act, any investment adviser thereof or any member of an advisory board thereof, and (f) if such other Person is an unincorporated investment company under the 1940 Act not having a board of directors, the depositor thereof.

“Agreement” has the meaning set forth in the recitals.

“Board” has the meaning set forth in the recitals.

“Business Day” means any day that the New York Stock Exchange is open for business.

“Co-Advisor” means NSAM D-NRECF LLC, the Master Fund’s co-advisor, or any Affiliated successor.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Distribution Shortfall” means, with respect to any calendar quarter during the Term, the amount by which Quarterly Distributions exceed NII for such calendar quarter or, in the event NII is negative, the amount of the Quarterly Distributions for such quarter.

“Fund” has the meaning set forth in the recitals.

“Invested Capital” means the aggregate dollar amount of Shares purchased in the Offering reduced by any amounts paid by the Master Fund to repurchase Master Fund Shares pursuant to the Fund’s Share repurchase program.

“Issue Date” has the meaning set forth in Section 3(b) hereof.

“Master Fund” has the meaning set forth in the recitals.

“Master Fund Ordinary Distribution” has the meaning set forth in the recitals.

“NAV” means, as of any given date, the per share net asset value of the Shares in the Offering.

“NII” means the Master Fund’s net investment income.

“NorthStar Realty” has the meaning set forth in the recitals.

“Offering” has the meaning set forth in the recitals.

“Periodic Report” means the Master Fund’s Quarterly Schedule of Portfolio Holdings on Form N-Q and Semi-Annual Report on Form N-SAR, as applicable.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prospectus” has the meaning set forth in the recitals.

“Quarterly Distributions” means the aggregate amount of Master Fund Ordinary Distributions paid to Shareholders during a calendar quarter.

“Registration Statement” has the meaning set forth in the recitals.

“SEC” means the U.S. Securities and Exchange Commission.

“Shares” has the meaning set forth in the recitals.

“Shareholders” has the meaning set forth in the recitals.

“Shareholders’ 7% Return” means, as of any date, an aggregate amount equal to a 7% cumulative, non-compounded, annual return on aggregate Invested Capital (calculated like simple interest on a daily basis based on a 365 day year). For purposes of calculating the Shareholders’ 7% Return, aggregate Invested Capital shall be determined for each day during the period for which the Shareholders’ 7% Return is being calculated.

“Threshold Amount” means an amount equal to the Shareholders’ 7% Return, prorated for such quarter.

“Term” has the meaning set forth in Section 4 hereof.

2.          Share Purchase Commitment. In the event of a Distribution Shortfall for any calendar quarter during the Term, NorthStar Realty shall purchase Shares from the Master Fund in an aggregate amount equal to the Distribution Shortfall; provided, however, that NorthStar Realty shall not be obligated to purchase Shares for any quarter in which NII for such quarter exceeds the Threshold Amount, and further provided that NorthStar Realty’s obligation to purchase Shares pursuant to this Agreement shall be limited to an aggregate of $8,000,000 in purchase amount. Any Shares purchased by NorthStar Realty pursuant to this Section 2 shall be purchased at NAV as of the date of purchase of the Shares.

3.          Procedure for Purchase of Shares.

a)          In the event of a Distribution Shortfall, the Master Fund shall deliver to NorthStar Realty a written notice within ten (10) Business Days following the Master Fund’s filing with the SEC of a Periodic Report specifying the number of Shares to be purchased by NorthStar Realty pursuant to Section 2 above and the Master Fund's calculation of the Distribution Shortfall.

b)          On the fifth (5th) Business Day following the delivery of such notice (the “Issue Date”), the Master Fund shall issue to NorthStar Realty the Shares being sold against NorthStar Realty’s delivery of its executed subscription for the Offering and payment of the purchase price for such Shares by wire transfer of immediately available funds.

4.          Term. This Agreement shall be in effect until the earlier of (a) two (2) years from the date on which any Fund first invests in the Master Fund or (b) the date upon which neither the Advisor nor an Affiliate thereof is serving as the Master Fund's investment adviser (the “Term”).

5.          Notices. All notices shall be in writing and shall be given or made, by delivery in person or by guaranteed delivery overnight courier to NorthStar Realty at the addresses set forth below:

NorthStar Realty Finance Corp.

399 Park Avenue, 18th Floor

New York, NY 10022

Attention: Daniel R. Gilbert, Chief Investment and Operating Officer

or to such other addresses as NorthStar Realty may designate to the Master Fund in writing. Notices shall be effective upon receipt in the case of personal delivery or one (1) Business Day after being sent in the case of delivery by overnight courier.

6.          Voting Agreement. NorthStar Realty agrees, and shall cause each of its Affiliates to whom it transfers Shares to agree and to require any subsequent transferees that are Affiliates to agree that, with respect to any Shares purchased pursuant to this Agreement or otherwise acquired, it/they will not vote or consent on matters submitted to the Shareholders regarding any transaction between the Master Fund and the Advisor and/or the Co-Advisor or a transaction between the Master Fund and any Affiliate of NorthStar Realty, including, without limitation, the removal of one or more of the Advisors or any of their Affiliates as the Master Fund's Advisor or Co-Advisor, as the case may be. These voting restrictions shall survive with respect to NorthStar Realty, or any Affiliate that has been transferred Shares, until such time that the Advisor or its Affiliates are no longer serving as the Master Fund's Advisor.

7.          Assignment; Third Party Beneficiaries. This Agreement may not be assigned by any of the parties; provided, however, that NorthStar Realty may assign its obligations under this Agreement to any one or more of its Affiliates, but no such assignments shall relieve NorthStar Realty of its obligations hereunder. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.

8.          Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to conflict of laws provisions.

9.          Amendment. No amendment, modification or waiver of this Agreement will be valid unless made in writing and duly executed by each party hereto.

10.         Entire Agreement. This agreement constitutes the entire understanding among the parties with respect to the subject matter hereof. This agreement may be executed in one or more counterparts.

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IN WlTNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NORTHSTAR REAL ESTATE CAPITAL INCOME
MASTER FUND

By:
Name:
Title:

NORTHSTAR REALTY FINANCE CORP.

By:
Name:
Title: